Exhibit 99.1

Ingevity Corporation 4920 O'Hear Avenue Suite 400 North Charleston, SC 29405 USA www.ingevity.com

News	Contact: Caroline Monahan 843-740-2068 media@ingevity.com

Investors: John E. Nypaver, Jr. 843-740-2002 investors@ingevity.com
Ingevity reports fourth quarter and full year 2024 financial results

Fourth Quarter:
•Net sales of $298.8 million decreased 20% compared to prior year primarily due to repositioning actions in the Performance Chemicals segment that resulted in the exit of lower-margin end markets
•Net income of $16.6 million and diluted earnings per share (EPS) of $0.46, including pre-tax restructuring charges of $23.4 million; adjusted earnings of $34.7 million and diluted adjusted EPS of $0.95
•Adjusted EBITDA of $80.6 million and adjusted EBITDA margin of 27.0%
•Operating cash flow of $64.5 million and free cash flow of $39.6 million, which included the second and final $50.0 million installment of a termination fee for a long-term crude tall oil (CTO) supply agreement
Full Year:
•Net sales of $1.4 billion decreased 17% compared to prior year primarily due to repositioning actions in the Performance Chemicals segment that resulted in the exit of lower-margin end markets
•Net loss of $430.3 million and diluted loss per share of $11.85, including pre-tax charges of $688.0 million primarily related to the Performance Chemicals segment; adjusted earnings of $128.3 million and diluted adjusted EPS of $3.51
•Adjusted EBITDA of $362.7 million and adjusted EBITDA margin of 25.8%
•Operating cash flow of $128.6 million with free cash flow of $51.0 million
•In January 2025, announced plans to explore strategic alternatives for Performance Chemicals Industrial Specialties product line and North Charleston CTO refinery
Guidance:
Company announces full year 2025 guidance of sales between $1.3 billion and $1.4 billion, adjusted EBITDA between $400 million and $415 million, and free cash flow between $220 and $260 million.
The results and guidance in this release include non-GAAP financial measures. Refer to the section entitled “Use of non-GAAP financial measures” within this release. All comparisons are made versus the same period in 2023 unless otherwise stated.
NORTH CHARLESTON, S.C., Feb. 18, 2025 – Ingevity Corporation (NYSE: NGVT) today reported its financial results for the fourth quarter and full year 2024.
Fourth quarter (Q4) net sales of $298.8 million were 20% lower versus the prior year. Sales increases in the Performance Materials and Advanced Polymer Technologies segments were more than offset by the strategic repositioning of the Performance Chemicals segment (“repositioning actions”) which resulted in the exit of lower-margin end markets. Q4 net income of $16.6 million included pre-tax restructuring charges of $23.4 million primarily associated with the repositioning actions. Adjusted EBITDA of $80.6 million was up 91% reflecting the benefits of repositioning actions that drove a $20.4 million improvement in Performance Chemicals segment EBITDA. In addition, Q4 2023 adjusted EBITDA was negatively impacted by a $19.7 million non-cash inventory charge related to repositioning actions. Q4 adjusted EBITDA margin was 27.0%. Diluted EPS in Q4 was $0.46 compared to diluted loss per share of $3.23 in the prior year quarter. Diluted adjusted EPS in Q4 was $0.95 compared to diluted adjusted loss per share of $0.20 in the prior year quarter.
Full year (FY) net sales of $1.4 billion were down 17% compared to last year. Performance Materials reported record sales, but this increase was more than offset by lower sales primarily in the Industrial Specialties product line as strategic repositioning actions resulted in the exit of lower-margin end markets. Road Technologies product line reported lower sales due to adverse weather conditions and the Advanced Polymer Technologies segment sales were lower due to adverse mix and price concessions implemented in certain markets. The company reported a FY net loss of $430.3 million, reflecting a pre-tax goodwill impairment of $349.1 million and $338.9 million of special charges primarily related to the repositioning actions which included restructuring charges of $186.2 million, a $100.0 million termination fee for a long-term CTO supply agreement, and $52.7 million of losses on the resale of excess CTO. FY adjusted EBITDA was $362.7 million, down 4%, with adjusted EBITDA margin of 25.8%, an increase of 350 basis points. FY diluted loss per share was $11.85 compared to diluted loss per share of $0.15 in the prior year. FY diluted adjusted EPS was $3.51 compared to diluted adjusted EPS of $3.53 in the prior year.
“Ingevity’s management team and Board have taken aggressive actions to improve performance and our stronger than expected results are evidence of our solid execution,” said Luis Fernandez-Moreno, interim president and CEO. “We remain focused on our key priorities which are execution excellence, reducing leverage, and portfolio optimization to accelerate the delivery of shareholder value.”
Fernandez-Moreno continued, “Performance Materials had its best year yet, meeting the increased demand for more fuel-efficient vehicles that require the advanced solutions provided by our activated carbon. The segment achieved record sales and EBITDA due to increased volumes, improved price and mix, and lower costs. Our focus on manufacturing efficiency was a key component to reduced costs and improved profitability which greatly contributed to the company’s solid free cash flow for the year. Advanced Polymer Technologies increased volumes despite continued weak industrial demand but volume growth was more than offset by adverse mix and selective price concessions implemented to maintain share. 2024 was a transformational year for Performance Chemicals (PC) as we took major steps to reposition the segment, which resulted in significantly improved segment EBITDA margins in the second half. As part of the continued review of our portfolio of businesses, we recently announced plans to explore strategic alternatives for the Industrial Specialties product line and North Charleston CTO refinery. We believe this action will further strengthen the PC segment and enable us to focus our attention on higher growth and higher margin opportunities within our portfolio while improving the company’s earnings and cash flow.”
Performance Materials
Sales in Performance Materials were up 2% in Q4 at $156.2 million driven by volume growth in North America and China. Segment EBITDA was $78.3 million in Q4, flat to last year, while segment EBITDA margin was down 100 basis points to 50.1% as lower energy spend resulting from operational improvements was offset by lower plant utilization versus last year. FY sales were up 4% to a record $609.6 million due to higher volumes, price, and favorable mix, partially offset by a negative foreign exchange impact. FY segment EBITDA was also a record at $319.1 million, up 11%, with segment EBITDA margin of 52.3%, an increase of 340 basis points. The improvement was primarily driven by investments in operational improvements that resulted in lower energy spend and improved yields.
Advanced Polymer Technologies
Sales in the Advanced Polymer Technologies segment were $43.9 million in Q4, up 4% due to higher volumes in all regions, partially offset by lower prices and foreign exchange impacts. Segment EBITDA for the quarter was down 23% to $6.1 million and segment EBITDA margin of 13.9% reflected primarily unfavorable price and mix, and higher energy costs. FY sales were $188.6 million, down 8% for the year as volume increases were more than offset by unfavorable mix and price concessions implemented in certain markets. Segment EBITDA for the year was down 21% to $35.2 million due primarily to pricing concessions and unfavorable product mix, offsetting the benefit from lower input costs, reducing the EBITDA margin to 18.7%.
Performance Chemicals
Sales in the Performance Chemicals segment were $98.7 million in Q4, down 44%, reflecting the exit of certain lower-margin end markets primarily as a result of repositioning actions in the Industrial Specialties product line, where sales were lower by $72.9 million. Road Technologies product line sales decreased 9% to $48.5 million as mild weather in Q4 2023 extended the paving season as compared to this year. Segment EBITDA was negative $3.8 million, an improvement of $20.4 million, as the impact of repositioning actions such as plant closures and cost savings initiatives resulted in lower costs. FY sales were down 33% to $608.2 million. Industrial Specialties product line sales were down 50% to $265.9 million primarily as a result of the repositioning actions. Road Technologies product line sales decreased 7% to $342.3 million primarily due to adverse weather conditions. FY segment EBITDA was down 78% to $14.7 million due to higher CTO costs and lower volumes, partially offset by cost savings initiatives.
Liquidity/Other
Full year operating cash flow was $128.6 million. Free cash flow was $51.0 million, reflecting disciplined working capital management, particularly in the fourth quarter, that helped offset special charges such as a $100.0 million payment to terminate a long-term CTO supply contract, $46.1 million in cash losses on the resale of excess CTO, and $59.3 million of restructuring charges paid during the year. There were no share repurchases for the quarter and $353.4 million remains available under the current $500 million Board authorization. Net leverage improved sequentially to 3.5 times from last quarter’s 4.0 times due to higher EBITDA and utilizing free cash flow to reduce debt. Net leverage was 3.4 times last year.
Full Year 2025 Guidance
Ingevity announced its 2025 guidance of sales between $1.3 billion and $1.4 billion, adjusted EBITDA between $400 million and $415 million, and free cash flow of between $220 and $260 million. The 2025 guidance does not include any potential impact from the exploration of strategic alternatives for the Performance Chemicals Industrial Specialties product line and North Charleston CTO refinery announced previously.
“The actions we took in 2024 position the company to deliver more profitable growth in 2025 and beyond. We are committed to enhancing shareholder value through improved EBITDA with margins approaching 30% and significantly stronger cash flow. With our focus on deleveraging, we expect to reduce our net leverage ratio to below 2.8 times by the fourth quarter,” said Fernandez-Moreno.
Additional Information: The company will host a live webcast on Wednesday, February 19, at 10:00 a.m. (Eastern) to discuss Ingevity’s fourth-quarter and full year 2024 fiscal results. The webcast can be accessed on the investors section of Ingevity’s website. You may also listen to the conference call by dialing 833 470 1428 (inside the U.S.) and entering access code 068901. Callers outside the U.S. can find global dial-in numbers here. For those unable to join the live event, a recording will be available beginning at approximately 2:00 p.m. (Eastern) on February 19, 2025, through February 18, 2026.
Ingevity: Purify, Protect and Enhance
Ingevity provides products and technologies that purify, protect and enhance the world around us. Through a team of talented and experienced people, we develop, manufacture and bring to market solutions that help customers solve complex problems and make the world more sustainable. We operate in three reporting segments: Performance Materials, which includes activated carbon; Advanced Polymer Technologies, which includes caprolactone polymers; and Performance Chemicals, which includes specialty chemicals and road technologies. Our products are used in a variety of demanding applications, including adhesives, agrochemicals, asphalt paving, certified biodegradable bioplastics, coatings, elastomers, pavement markings and automotive components.
Headquartered in North Charleston, South Carolina, Ingevity operates from 31 countries around the world and employs approximately 1,600 people. The company’s common stock is traded on the New York Stock Exchange (NYSE:NGVT). For more information, visit ingevity.com.
Use of non-GAAP financial measures: This press release includes certain non‐GAAP financial measures intended to supplement, not substitute for, comparable GAAP measures. Reconciliations of non‐GAAP financial measures to GAAP financial measures are provided within the Appendix to this press release. Investors are urged to consider carefully the comparable GAAP measures and the reconciliations to those measures provided. The company does not attempt to provide reconciliations of forward-looking non-GAAP guidance to the comparable GAAP measure because the impact and timing of the factors underlying the guidance assumptions are inherently uncertain and difficult to predict and are unavailable without unreasonable efforts. In addition, Ingevity believes such reconciliations would imply a degree of certainty that could be confusing to investors.
Forward-looking statements: This press release contains “forward looking statements” within the meaning of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements generally include the words “will,” “plans,” “intends,” “targets,” “expects,” “outlook,” “guidance,” “believes,” “anticipates” or similar expressions. Forward looking statements may include, without limitation, anticipated timing, results, charges and costs of any current or future repositioning of our Performance Chemicals segment, including the announced review of strategic alternatives for the Industrial Specialties product line and North Charleston, South Carolina crude tall oil refinery, the oleo-based product refining transition, closure of our plants in Crossett, Arkansas and DeRidder, Louisiana; leadership transitions within our organization; the potential benefits of any acquisition or investment transaction, expected financial positions, guidance, results of operations and cash flows; financing plans; business strategies and expectations; operating plans; capital and other expenditures; competitive positions; growth opportunities for existing products; benefits from new technology and cost reduction initiatives, plans and objectives; litigation-related strategies and outcomes; and markets for securities. Actual results could differ materially from the views expressed. Factors that could cause actual results to materially differ from those contained in the forward looking statements, or that could cause other forward looking statements to prove incorrect, include, without limitation, charges, costs or actions, including adverse legal or regulatory actions, resulting from, or in connection with, the current or future repositioning of our Performance Chemicals segment, including the announced review of strategic alternatives for the Industrial Specialties product line and North Charleston, South Carolina crude tall oil refinery, the oleo-based product refining transition, closure of our plants in Crossett, Arkansas and DeRidder, Louisiana; losses due to resale of crude tall oil at less than we paid for it; leadership transitions within our organization; adverse effects from general global economic, geopolitical and financial conditions beyond our control, including inflation and the Russia Ukraine war and conflict in the middle east; risks related to our international sales and operations; adverse conditions in the automotive market; competition from substitute products, new technologies and new or emerging competitors; worldwide air quality standards; a decrease in government infrastructure spending; adverse conditions in cyclical end markets; the limited supply of or lack of access to sufficient raw materials, or any material increase in the cost to acquire such raw materials; issues with or integration of future acquisitions and other investments; the provision of services by third parties at several facilities; supply chain disruptions; natural disasters and extreme weather events; or other unanticipated problems such as labor difficulties (including work stoppages), equipment failure or unscheduled maintenance and repair; attracting and retaining key personnel; dependence on certain large customers; legal actions associated with our intellectual property rights; protection of our intellectual property and other proprietary information; information technology security breaches and other disruptions; complications with designing or implementing our new enterprise resource planning system; government policies and regulations, including, but not limited to, those affecting the environment, climate change, tax policies, tariffs and the chemicals industry; losses due to lawsuits arising out of environmental damage or personal injuries associated with chemical or other manufacturing processes; and the other factors detailed from time to time in the reports we file with the Securities and Exchange Commission (the “SEC”), including those described in Part I, Item 1A. Risk Factors in our most recent Annual Report on Form 10 K as well as in our other filings with the SEC. These forward looking statements speak only to management’s beliefs as of the date of this press release. Ingevity assumes no obligation to provide any revisions to, or update, any projections and forward looking statements contained in this press release.

INGEVITY CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
In millions, except per share data	2024	2023	2024	2023
Net sales	$298.8	$371.7	$1,406.4	$1,692.1
Cost of sales	196.9	312.2	951.7	1,220.2
Gross profit	101.9	59.5	454.7	471.9
Selling, general, and administrative expenses	39.4	43.4	166.7	183.7
Research and technical expenses	7.3	7.2	28.1	31.8
Restructuring and other (income) charges, net	23.4	120.8	186.2	170.2
Goodwill impairment charge	—	—	349.1	—
Acquisition-related costs	0.3	(0.2)	0.3	3.6
Other (income) expense, net	1.9	19.6	169.8	5.7
Interest expense, net	20.8	22.7	90.1	87.0
Income (loss) before income taxes	8.8	(154.0)	(535.6)	(10.1)
Provision (benefit) for income taxes	(7.8)	(37.2)	(105.3)	(4.7)
Net income (loss)	$16.6	$(116.8)	$(430.3)	$(5.4)

Per share data
Basic earnings (loss) per share	$0.46	$(3.23)	$(11.85)	$(0.15)
Diluted earnings (loss) per share	$0.46	$(3.23)	$(11.85)	$(0.15)
Weighted average shares outstanding
Basic	36.3	36.2	36.3	36.5
Diluted	36.6	36.2	36.3	36.5
Financial Schedules - Page 1

INGEVITY CORPORATION
Segment Operating Results (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
In millions	2024	2023	2024	2023
Net sales
Performance Materials	$156.2	$152.8	$609.6	$586.0
Performance Chemicals	98.7	176.5	608.2	902.1
Road Technologies product line	48.5	53.4	342.3	369.8
Industrial Specialties product line	50.2	123.1	265.9	532.3
Advanced Polymer Technologies	43.9	42.4	188.6	204.0
Total net sales	$298.8	$371.7	$1,406.4	$1,692.1

Segment EBITDA (1)
Performance Materials	$78.3	$78.1	$319.1	$286.6
Performance Chemicals	(3.8)	(24.2)	14.7	65.7
Advanced Polymer Technologies	6.1	7.9	35.2	44.5
Total segment EBITDA (1)	$80.6	$61.8	$369.0	$396.8

Interest expense, net	(20.8)	(22.7)	(90.1)	(87.0)
(Provision) benefit for income taxes	7.8	37.2	105.3	4.7
Depreciation and amortization (2)	(25.2)	(30.7)	(108.3)	(122.8)
Restructuring and other income (charges), net (3)(4)	(23.4)	(120.8)	(186.2)	(170.2)
Goodwill impairment charge (3)(5)	—	—	(349.1)	—
Acquisition and other-related costs (3)(5)	(0.3)	0.1	(0.3)	(4.5)
Inventory charges (3)(6)	—	(19.7)	(6.3)	(19.7)
Loss on CTO resales (3)(5)	(1.9)	(22.0)	(52.7)	(22.0)
CTO supply contract termination charges (3)(5)	—	—	(100.0)	—
Gain (loss) on sale of strategic investment (3)(7)	—	—	(11.4)	19.3
Pension and postretirement settlement and curtailment (charges) income, net (3)(5)	(0.2)	—	(0.2)	—
Net income (loss)	$16.6	$(116.8)	$(430.3)	$(5.4)
_______________
(1) Segment EBITDA is the primary measure used by our chief operating decision maker ("CODM"), the Interim CEO and President of Ingevity, to evaluate the performance of and allocate resources among our operating segments. Segment EBITDA is defined as segment net sales less segment operating expenses (segment operating expenses consist of costs of sales, selling, general and administrative expenses, research and technical expenses, other (income) expense, net, excluding depreciation and amortization). We have excluded the following items from segment EBITDA: interest expense associated with corporate debt facilities, interest income, income taxes, depreciation, amortization, restructuring and other income (charges), net, goodwill impairment charge, inventory lower of cost or market charges associated with restructuring actions, acquisition and other-related income (costs), litigation verdict charges, gain (loss) on sale of strategic investments, loss on CTO resales, CTO supply contract termination charges, and pension and postretirement settlement and curtailment income (charges), net.
(2) The table below provides an allocation of these charges between our three reportable segments to provide investors, potential investors, securities analysts and others with the information, should they choose, to apply such charges to each respective reportable segment for which the charges relate.

	Three Months Ended December 31,		Twelve Months Ended December 31,
In millions	2024	2023	2024	2023
Performance Materials	$(9.7)	$(9.6)	$(38.7)	$(38.3)
Performance Chemicals	(7.7)	(13.2)	(38.8)	(53.2)
Advanced Polymer Technologies	(7.8)	(7.9)	(30.8)	(31.3)
Depreciation and amortization	$(25.2)	$(30.7)	$(108.3)	$(122.8)
Financial Schedules - Page 2

(3) For more information on these charges, refer to the Reconciliation of Adjusted Earnings table on page 7.
(4) We regularly perform strategic reviews and assess the return on our operations, which sometimes results in a plan to restructure the business. These costs are excluded from our reportable segment results. The table below provides an allocation of these charges between our three reportable segments to provide investors, potential investors, securities analysts and others with the information, should they choose, to apply such (income) charges to each respective reportable segment for which the charges relate.

	Three Months Ended December 31,		Twelve Months Ended December 31,
In millions	2024	2023	2024	2023
Performance Materials	$0.2	$1.6	$0.9	$9.0
Performance Chemicals	23.1	104.8	185.1	144.5
Advanced Polymer Technologies	0.1	14.4	0.2	16.7
Restructuring and other (income) charges, net	$23.4	$120.8	$186.2	$170.2
(5) For all periods presented, charges relate to the Performance Chemicals reportable segment.
(6) For all periods presented, inventory charges represent lower of cost or market charges associated with the Performance Chemicals’ repositioning. These charges were not allocated in the measurement of our Performance Chemicals reportable segment profitability used by our CODM. Amounts are included in Cost of sales on the consolidated statement of operations.
(7) The table below provides an allocation of these charges between our three reportable segments to provide investors, potential investors, securities analysts and others with the information, should they choose, to apply such (income) charges to each respective reportable segment for which the charges relate.

	Three Months Ended December 31,		Twelve Months Ended December 31,
In millions	2024	2023	2024	2023
Performance Materials	$—	$—	$(0.1)	$(19.3)
Performance Chemicals	—	—	9.3	—
Advanced Polymer Technologies	—	—	2.2	—
(Gain) loss on sale of strategic investment	$—	$—	$11.4	$(19.3)

Financial Schedules - Page 3

INGEVITY CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)

	December 31,
In millions	2024	2023
Assets
Cash and cash equivalents	$68.0	$95.9
Accounts receivable, net	141.0	182.0
Inventories, net	226.8	308.8
Prepaid and other current assets	57.4	71.9
Current assets	493.2	658.6
Property, plant, and equipment, net	658.9	762.2
Goodwill	175.2	527.5
Other intangibles, net	278.8	336.1
Restricted investment	81.6	79.1
Strategic investments	87.3	99.2
Other assets	247.6	160.6
Total Assets	$2,022.6	$2,623.3

Liabilities
Accounts payable	$94.5	$158.4
Accrued expenses	58.1	72.3
Notes payable and current maturities of long-term debt	61.3	84.4
Other current liabilities	50.2	47.8
Current liabilities	264.1	362.9
Long-term debt including finance lease obligations	1,339.7	1,382.8
Deferred income taxes	56.2	70.9
Other liabilities	167.4	175.3
Total Liabilities	1,827.4	1,991.9
Equity	195.2	631.4
Total Liabilities and Equity	$2,022.6	$2,623.3

Financial Schedules - Page 4

INGEVITY CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
In millions	2024	2023	2024	2023
Cash provided by (used in) operating activities:
Net income (loss)	$16.6	$(116.8)	$(430.3)	$(5.4)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	25.2	30.7	108.3	122.8
(Gain) loss on strategic investment	—	—	11.4	(19.3)
CTO resales	1.9	22.0	52.7	22.0
Goodwill impairment charge	—	—	349.1	—
Restructuring and other (income) charges, net	23.4	120.8	186.2	170.2
Other non-cash items	(100.8)	(15.9)	(89.3)	99.5
Changes in operating assets and liabilities, net of effect of acquisitions:
Restructuring and other spending	(15.4)	(12.8)	(59.3)	(44.0)
CTO Resales	(1.1)	(10.6)	(46.1)	(10.6)
Changes in other operating assets and liabilities, net	114.7	27.0	45.9	(130.1)
Net cash provided by (used in) operating activities	$64.5	$44.4	$128.6	$205.1
Cash provided by (used in) investing activities:
Capital expenditures	$(24.9)	$(29.2)	$(77.6)	$(109.8)
Proceeds from sale of strategic investment	—	—	—	31.5
Purchase of strategic investments	(0.3)	—	(0.3)	(2.4)
Other investing activities, net	(2.8)	4.5	(1.6)	3.4
Net cash provided by (used in) investing activities	$(28.0)	$(24.7)	$(79.5)	$(77.3)
Cash provided by (used in) financing activities:
Proceeds from revolving credit facility and other borrowings	$81.1	$136.8	$404.5	$376.3
Payments on revolving credit facility	(178.4)	(142.8)	(470.6)	(382.9)
Debt issuance costs	—	(0.4)	—	(0.4)
Financing lease obligations, net	(0.1)	(0.1)	(1.0)	(0.7)
Tax payments related to withholdings on vested equity awards	(0.2)	—	(3.1)	(4.8)
Proceeds and withholdings from share-based compensation plans, net	—	—	—	4.7
Repurchases of common stock under publicly announced plan	—	—	—	(92.1)
Net cash provided by (used in) financing activities	$(97.6)	$(6.5)	$(70.2)	$(99.9)
Increase (decrease) in cash, cash equivalents, and restricted cash	(61.1)	13.2	(21.1)	27.9
Effect of exchange rate changes on cash	(5.8)	2.7	(4.2)	(0.3)
Change in cash, cash equivalents, and restricted cash	(66.9)	15.9	(25.3)	27.6
Cash, cash equivalents, and restricted cash at beginning of period	153.5	96.0	111.9	84.3
Cash, cash equivalents, and restricted cash at end of period (1)	$86.6	$111.9	$86.6	$111.9

(1) Includes restricted cash of $18.6 million and $16.0 million, and cash and cash equivalents of $68.0 million and $95.9 million, for the years ended December 31, 2024 and 2023, respectively. Restricted cash is included within "Prepaid and other current assets" and "Restricted investment" within the condensed consolidated balance sheets.

Supplemental cash flow information:
Cash paid for interest, net of capitalized interest	$24.4	$24.8	$85.4	$82.7
Cash paid for income taxes, net of refunds	2.9	1.8	26.9	29.7
Purchases of property, plant and equipment in accounts payable	0.2	(3.3)	2.4	2.8
Leased assets obtained in exchange for new finance lease liabilities	—	—	—	0.2
Leased assets obtained in exchange for new operating lease liabilities	0.5	3.1	6.0	29.1
Financial Schedules - Page 5

Ingevity Corporation
Non-GAAP Financial Measures
Ingevity has presented certain financial measures, defined below, which have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and has provided a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP on the following pages. These financial measures are not meant to be considered in isolation nor as a substitute for the most directly comparable financial measure calculated in accordance with GAAP. Investors should consider the limitations associated with these non-GAAP measures, including the potential lack of comparability of these measures from one company to another.
We believe these non-GAAP financial measures provide management as well as investors, potential investors, securities analysts, and others with useful information to evaluate the performance of the business, because such measures, when viewed together with our financial results computed in accordance with GAAP, provide a more complete understanding of the factors and trends affecting our historical financial performance, liquidity measures, and projected future results.
Ingevity uses the following non-GAAP measures:
Adjusted earnings (loss) is defined as net income (loss) plus restructuring and other (income) charges, net, goodwill impairment charge, acquisition and other-related (income) costs, pension and postretirement settlement and curtailment (income) charges, loss on CTO resales, CTO supply contract termination charges, (gain) loss on strategic investments, debt refinancing fees, litigation verdict charges, and the income tax expense (benefit) on those items, less the provision (benefit) from certain discrete tax items.
Diluted adjusted earnings (loss) per share is defined as diluted earnings (loss) per common share plus restructuring and other (income) charges, net, per share, goodwill impairment charge per share, acquisition and other-related (income) costs per share, pension and postretirement settlement and curtailment (income) charges per share, loss on CTO resales per share, CTO supply contract termination charges per share, (gain) loss on strategic investments per share, debt refinancing fees per share, litigation verdict charge per share, and the income tax expense (benefit) per share on those items, less the provision (benefit) from certain discrete tax items per share.
Adjusted EBITDA is defined as net income (loss) plus interest expense, net, provision (benefit) for income taxes, depreciation, amortization, restructuring and other (income) charges, net, goodwill impairment charge, acquisition and other-related (income) costs, litigation verdict charges, (gain) loss on strategic investments, loss on CTO resales, CTO supply contract termination charges, and pension and postretirement settlement and curtailment (income) charges, net.
Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by Net sales.
Free Cash Flow is defined as the sum of net cash provided by (used in) the following items: operating activities less capital expenditures.
Net Debt is defined as the sum of notes payable, short-term debt, current maturities of long-term debt and long-term debt including finance lease obligations less the sum of cash and cash equivalents, restricted cash associated with our new market tax credit financing arrangement, and restricted investment associated with certain finance lease obligations, excluding the allowance for credit losses on held-to-maturity debt securities held within the restricted investment.
Net Debt Ratio is defined as Net Debt divided by the last twelve months Adjusted EBITDA, inclusive of acquisition-related pro forma adjustments.
Ingevity's management also uses the above financial measures as the primary measures of profitability and liquidity of the business. In addition, Ingevity believes Adjusted EBITDA and Adjusted EBITDA Margin are useful measures because they exclude the effects of financing and investment activities as well as non-operating activities.
GAAP Reconciliation of 2025 Adjusted EBITDA Guidance
A reconciliation of net income to adjusted EBITDA as projected for 2025 is not provided. Ingevity does not forecast net income as it cannot, without unreasonable effort, estimate or predict with certainty various components of net income. These components, net of tax, include further restructuring and other income (charges), net; additional acquisition and other-related (income) costs; litigation verdict charges; additional pension and postretirement settlement and curtailment (income) charges; and revisions due to legislative tax rate changes. Additionally, discrete tax items could drive variability in our projected effective tax rate. All of these components could significantly impact such financial measures. Further, in the future, other items with similar characteristics to those currently included in adjusted EBITDA, that have a similar impact on the comparability of periods, and which are not known at this time, may exist and impact adjusted EBITDA.
Financial Schedules - Page 6

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income (Loss) (GAAP) to Adjusted Earnings (Loss) (Non-GAAP) and
Reconciliation of Diluted Earnings (Loss) per Common Share (GAAP) to
Diluted Adjusted Earnings per Share (Non-GAAP)

	Three Months Ended December 31,		Twelve Months Ended December 31,
In millions, except per share data (unaudited)	2024	2023	2024	2023
Net income (loss) (GAAP)	$16.6	$(116.8)	$(430.3)	$(5.4)
Restructuring and other (income) charges, net (1)	23.4	120.8	186.2	170.2
Goodwill impairment charge (2)	—	—	349.1	—
Acquisition and other-related costs (3)	0.3	(0.1)	0.3	4.5
Loss on CTO resales (4)	1.9	22.0	52.7	22.0
CTO supply contract termination charges (5)	—	—	100.0	—
(Gain) loss on sale of strategic investment (6)	—	—	11.4	(19.3)
Pension and postretirement settlement and curtailment income (charges), net (7)	0.2	—	0.2	—
Tax effect on items above (8)	(7.7)	(33.6)	(165.7)	(41.8)
Certain discrete tax provision (benefit) (9)	—	0.5	24.4	(0.6)
Adjusted earnings (loss) (Non-GAAP)	$34.7	$(7.2)	$128.3	$129.6

Diluted earnings (loss) per common share (GAAP)	$0.46	$(3.23)	$(11.85)	$(0.15)
Restructuring and other (income) charges	0.64	3.34	5.12	4.64
Goodwill impairment charge	—	—	9.62	—
Acquisition and other-related costs	0.01	—	0.01	0.12
Loss on CTO resales	0.05	0.61	1.45	0.60
CTO supply contract termination charges	—	—	2.75	—
(Gain) loss on sale of strategic investment	—	—	0.31	(0.52)
Pension and postretirement settlement and curtailment income (charges), net	0.01	—	0.01	—
Tax effect on items above	(0.22)	(0.93)	(4.58)	(1.14)
Certain discrete tax provision (benefit)	—	0.01	0.67	(0.02)
Diluted adjusted earnings (loss) per share (Non-GAAP)	$0.95	$(0.20)	$3.51	$3.53

Weighted average common shares outstanding - Diluted (10)	36.6	36.2	36.5	36.7
___________
(1) We regularly perform strategic reviews and assess the return on our operations, which sometimes results in a plan to restructure the business. These costs are excluded from our reportable segment results; details of which are included in the table below. For the details of these costs between our reportable segments, see Segment Operating Results on page 2.
Financial Schedules - Page 7

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

	Three Months Ended December 31,		Twelve Months Ended December 31,
In millions	2024	2023	2024	2023
Work force reductions and other	$2.3	$0.9	$2.3	$12.5
Performance Chemicals' repositioning	14.8	113.1	172.7	113.1
Restructuring charges (1)	$17.1	$114.0	$175.0	$125.6
Alternative feedstock transition	—	3.7	—	22.1
North Charleston plant transition	6.3	2.1	11.2	14.8
Business transformation costs	—	1.0	—	7.7
Other (income) charges, net (1)	$6.3	$6.8	$11.2	$44.6
Restructuring and other (income) charges, net (2)	$23.4	$120.8	$186.2	$170.2
_________________
(1) Amounts are recorded within Restructuring and other (income) charges, net on the condensed consolidated statement of operations.
(2) For information on our Workforce reductions and other, Performance Chemicals' repositioning, Alternative feedstock transition, North Charleston plant transition, and the Business transformation costs please refer to Note 11, Restructuring and Other (Income) Charges, net, in the Notes to the Condensed Consolidated Financial Statements included in the Company’s Form 10-Q for the quarter ended September 30, 2024, filed on October 30, 2024. Updates will be provided in the subsequent filing of the Company's Form 10-K for 2024.

(2) During the second quarter of 2024, the company concluded that the carrying amount of the Performance Chemicals reporting unit exceeded its fair value, resulting in a non-cash goodwill impairment charge.
(3) Charges represent (gains) losses incurred to complete and integrate acquisitions and other strategic investments. Charges may include the expensing of the inventory fair value step-up resulting from the application of purchase accounting for acquisitions and certain legal and professional fees associated with the completion of acquisitions and strategic investments. For the details of these costs between our reportable segments, see Segment Operating Results on page 2.

	Three Months Ended December 31,		Twelve Months Ended December 31,
In millions	2024	2023	2024	2023
Legal and professional service fees	$0.3	$(0.2)	$0.3	$3.6
Acquisition-related (income) costs	$0.3	$(0.2)	$0.3	$3.6
Inventory fair value step-up amortization (1)	—	0.1	—	0.9
Acquisition and other-related (income) charges	$0.3	$(0.1)	$0.3	$4.5
_________________
(1) Included in Cost of sales on the condensed consolidated statement of operations.
(4) Due to the DeRidder Plant closure and the corresponding reduced CTO refining capacity, we were obligated, under an existing CTO supply contract, to purchase CTO through 2025 at amounts in excess of required CTO volumes. As of July 1, 2024, we have terminated the CTO supply contract that resulted in these excess CTO volumes. As a result of the termination, the purchases under the CTO supply contract ended effective June 30, 2024. The CTO resale activity described above ended in 2024 and no excess CTO volumes were on hand at December 31, 2024.
(5) As consideration for the termination of the CTO supply contract, we made a cash payment in the amount of $100.0 million in 2024. Since this contract termination is directly attributable to the Performance Chemicals repositioning, that is, it does not represent normal, recurring expenses necessary to operate our business, we have excluded the CTO supply contract termination charges for the purposes of calculating our non-GAAP financial performance measures. Updates will be provided in the subsequent filing of the Company's Form 10-K for 2024.
(6) We exclude gains and losses from sales of strategic investments from our segment results, as well as our non-GAAP financial measures, because we do not consider such gains or losses to be directly associated with the operational performance of the segment. We believe that the inclusion of such gains or losses, would impair the factors and trends affecting the historical financial performance of our reportable segments. We continue to include undistributed earnings or loss, distributions, amortization or accretion of basis differences, and other-than-temporary impairments for equity method investments that we believe are directly attributable to the operational performance of such investments, in our reportable segment results.
(7) Our pension and postretirement settlement and curtailment charges (income) are related to the acceleration of prior service costs, as a result of a reduction in the number of participants within the Union Hourly defined benefit pension plan. These are excluded from our segment results because we consider these costs to be outside our operational performance. We continue to include the service cost, amortization of prior service cost, interest costs, expected return on plan assets, and amortized actual gains and losses in our segment EBITDA.
(8) Income tax impact of non-GAAP adjustments is the summation of the calculated income tax charge related to each pre-tax non-GAAP adjustment. The non-GAAP adjustments relate primarily to adjustments in the United States. As such, the income tax effect is calculated using the statutory tax rates of 21% for the United States and approximately 2.5% for state and local taxes, applied to the non-GAAP adjustments.
(9) Represents certain discrete tax items such as excess tax benefits on stock compensation and impacts of legislative tax rate changes.
(10) The weighted average number of shares outstanding used in diluted adjusted earnings per share computation (Non-GAAP) includes an average of 0.2 million diluted shares for the twelve months ended December 31, 2024 and 2023, respectively. This number of shares differs from the weighted average number of shares outstanding used in diluted loss per share computations (GAAP) as we had a net loss for each of those periods, respectively.
Financial Schedules - Page 8

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income (Loss) (GAAP) to Adjusted Earnings (Loss) (Non-GAAP) and
Reconciliation of Diluted Earnings (Loss) per Common Share (GAAP) to
Diluted Adjusted Earnings per Share (Non-GAAP)

We revised our December 31, 2023 non-GAAP Adjusted earnings (loss) calculation to remove previous adjustments of $19.7 million related to inventory lower of cost or market charges associated with the Company's Performance Chemicals repositioning. This change was made to address a request from the Securities and Exchange Commission to revise future filings to no longer exclude these adjustments from non-GAAP performance measures. The following table presents the three and twelve months ended December 31, 2023 as previously reported and as revised.

	Three Months Ended December 31, 2023		Twelve Months Ended December 31, 2023
In millions, except per share data (unaudited)	As previously reported	As revised	As previously reported	As revised
Net income (loss) (GAAP)	$(116.8)	$(116.8)	$(5.4)	$(5.4)
Restructuring and other (income) charges, net (1)	140.5	120.8	189.9	170.2
Acquisition and other-related costs (1)	(0.1)	(0.1)	4.5	4.5
Loss on CTO resales (1)	22.0	22.0	22.0	22.0
Gain on sale of strategic investment (1)	—	—	(19.3)	(19.3)
Tax effect on items above (1)	(38.3)	(33.6)	(46.4)	(41.8)
Certain discrete tax provision (benefit) (1)	0.5	0.5	(0.6)	(0.6)
Adjusted earnings (loss) (Non-GAAP)	$7.8	$(7.2)	$144.7	$129.6

Diluted earnings (loss) per common share (GAAP)	$(3.23)	$(3.23)	$(0.15)	$(0.15)
Restructuring and other (income) charges	3.86	3.34	5.17	4.64
Acquisition and other-related costs	—	—	0.12	0.12
Loss on CTO resales	0.61	0.61	0.60	0.60
Gain on sale of strategic investment	—	—	(0.52)	(0.52)
Tax effect on items above	(1.04)	(0.93)	(1.26)	(1.14)
Certain discrete tax provision (benefit)	0.01	0.01	(0.02)	(0.02)
Diluted adjusted earnings (loss) per share (Non-GAAP)	$0.21	$(0.20)	$3.94	$3.53

Weighted average common shares outstanding - Diluted	36.4	36.2	36.7	36.7
___________
(1) For more information on these charges, refer to the Reconciliation of Adjusted Earnings included in the Company’s Form 8-K for the year ended December 31, 2023, filed on February 21, 2024.
Financial Schedules - Page 9

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income (Loss) (GAAP) to Adjusted EBITDA (Non-GAAP)

	Three Months Ended December 31,		Twelve Months Ended December 31,
In millions, except percentages (unaudited)	2024	2023	2024	2023
Net income (loss) (GAAP)	$16.6	$(116.8)	$(430.3)	$(5.4)
Interest expense, net	20.8	22.7	90.1	87.0
Provision (benefit) for income taxes	(7.8)	(37.2)	(105.3)	(4.7)
Depreciation and amortization	25.2	30.7	108.3	122.8
Restructuring and other (income) charges, net (1)	23.4	120.8	186.2	170.2
Goodwill impairment charge (1)	—	—	349.1	—
Acquisition and other-related (income) costs (1)	0.3	(0.1)	0.3	4.5
Loss on CTO resales (1)	1.9	22.0	52.7	22.0
CTO supply contract termination charges (1)	—	—	100.0	—
(Gain) loss on sale of strategic investments (1)	—	—	11.4	(19.3)
Pension and postretirement settlement and curtailment charges (income) (1)	0.2	—	0.2	—
Adjusted EBITDA (Non-GAAP)	$80.6	$42.1	$362.7	$377.1

Net sales	$298.8	$371.7	$1,406.4	$1,692.1
Net income (loss) margin	5.6%	(31.4)%	(30.6)%	(0.3)%
Adjusted EBITDA margin	27.0%	11.3%	25.8%	22.3%
___________
(1) For more information on these charges, refer to the Reconciliation of Adjusted Earnings table on page 7.

Financial Schedules - Page 10

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income (Loss) (GAAP) to Adjusted EBITDA (Non-GAAP)
We revised our December 31, 2023 non-GAAP Adjusted EBITDA calculation to remove previous adjustments of $19.7 million related to inventory lower of cost or market charges associated with the Company's Performance Chemicals repositioning. This change was made to address a request from the Securities and Exchange Commission to revise future filings to no longer exclude these adjustments from non-GAAP performance measures. The following table presents the three and twelve months ended December 31, 2023 as previously reported and as revised.

	Three Months Ended December 31, 2023		Twelve Months Ended December 31, 2023
In millions, except percentages (unaudited)	As previously reported	As revised	As previously reported	As revised
Net income (loss) (GAAP)	$(116.8)	$(116.8)	$(5.4)	$(5.4)
Provision (benefit) for income taxes	22.7	22.7	87.0	87.0
Interest expense, net	(37.2)	(37.2)	(4.7)	(4.7)
Depreciation and amortization	30.7	30.7	122.8	122.8
Restructuring and other (income) charges, net (1)	140.5	120.8	189.9	170.2
Acquisition and other-related (income) costs (1)	(0.1)	(0.1)	4.5	4.5
Loss on CTO resales (1)	22.0	22.0	22.0	22.0
(Gain) loss on strategic investments (1)	—	—	(19.3)	(19.3)
Adjusted EBITDA (Non-GAAP)	$61.8	$42.1	$396.8	$377.1

Net sales	$371.7	$371.7	$1,692.1	$1,692.1
Net income (loss) margin	(31.4)%	(31.4)%	(0.3)%	(0.3)%
Adjusted EBITDA margin	16.6%	11.3%	23.5%	22.3%
___________
(1) For more information on these charges, refer to the Reconciliation of Adjusted Earnings included in the Company’s Form 8-K for the year ended December 31, 2023, filed on February 21, 2024.

Financial Schedules - Page 11

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Calculation of Free Cash Flow (Non-GAAP)

	Three Months Ended December 31,		Twelve Months Ended December 31,
In millions (unaudited)	2024	2023	2024	2023
Net cash provided by (used in) operating activities	$64.5	$44.4	$128.6	$205.1
Less: Capital expenditures	24.9	29.2	77.6	109.8
Free Cash Flow (Non-GAAP)	$39.6	$15.2	$51.0	$95.3

Financial Schedules - Page 12

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Calculation of Net Debt Ratio (Non-GAAP)

In millions, except ratios (unaudited)	December 31, 2024
Notes payable and current maturities of long-term debt	$61.3
Long-term debt including finance lease obligations	1,339.7
Debt issuance costs	4.2
Total Debt	1,405.2
Less:
Cash and cash equivalents (1)	68.2
Restricted investment (2)	81.8
Net Debt	$1,255.2

Net Debt Ratio (Non-GAAP)
Adjusted EBITDA (Non-GAAP) (3)
Adjusted EBITDA - last twelve months (LTM) as of December 31, 2024	$362.7

Net debt ratio (Non-GAAP)	3.5x
_______________
(1) Includes $0.2 million of Restricted Cash related to the new market tax credit financing arrangement.
(2) Our restricted investment is a trust managed in order to secure repayment of the finance lease obligation associated with Performance Materials' Wickliffe, Kentucky, manufacturing site at maturity. The trust, presented as Restricted investment on our consolidated balance sheets, originally purchased long-term bonds that mature through 2026. The principal received at maturity of the bonds, along with interest income that is reinvested in the trust, are expected to be equal to or more than the $80.0 million finance lease obligation that is due in 2027. The restricted investment balance excludes $0.2 million allowance for credit losses on held-to-maturity debt securities within the trust.
(3) Refer to the Reconciliation of Net Income (GAAP) to Adjusted EBITDA (Non-GAAP) schedule for the reconciliation to the most comparable GAAP financial measure.

Financial Schedules - Page 13

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Calculation of Net Debt Ratio (Non-GAAP)
We revised our December 31, 2023 non-GAAP Net debt ratio calculation to remove the previous adjustment of $19.7 million from the three months ended December 31, 2023, from the last twelve months Adjusted EBITDA related to inventory lower of cost or market charges associated with the Company's Performance Chemicals' repositioning. This change was made to address a request from the Securities and Exchange Commission to revise future filings to no longer exclude these adjustments from non-GAAP performance measures. The following table presents the period ended December 31, 2023 as previously reported and as revised.

	December 31, 2023
In millions, except ratios (unaudited)	As previously reported	As revised
Notes payable and current maturities of long-term debt	$84.4	$84.4
Long-term debt including finance lease obligations	1,382.8	1,382.8
Debt issuance costs	5.3	5.3
Total Debt	1,472.5	1,472.5
Less:
Cash and cash equivalents (1)	96.1	96.1
Restricted investment (2)	79.3	79.3
Net Debt	$1,297.1	$1,297.1

Net Debt Ratio (Non GAAP)
Adjusted EBITDA (3)
Adjusted EBITDA - last twelve months (LTM) as of December 31, 2023	$396.8	$377.1
Net debt ratio (Non GAAP)	3.3x	3.4x
_______________
(1) Includes $0.2 million of Restricted Cash related to the New Market Tax Credit arrangement.
(2) Our restricted investment is a trust managed in order to secure repayment of the finance lease obligation associated with Performance Materials' Wickliffe, Kentucky, manufacturing site at maturity. The trust, presented as Restricted investment on our condensed consolidated balance sheets, originally purchased long-term bonds that mature through 2026. The principal received at maturity of the bonds, along with interest income that is reinvested in the trust, are expected to be equal to or more than the $80.0 million finance lease obligation that is due in 2027. Excludes $0.2 million allowance for credit losses on held-to-maturity debt securities.
(3) Refer to the Reconciliation of Net Income (GAAP) to Adjusted EBITDA (Non-GAAP) schedule for the reconciliation to the most comparable GAAP financial measure.
Financial Schedules - Page 14